UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No 1 to

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2025 (December 27, 2024)

APPLE iSPORTS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32389	88-0126444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spectrum Center, Suite 900 Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 247-4210

_____________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Company is filing this Amendment No. 1 to Form 8-K in response to a comment letter received from the Staff of the Securities and Exchange Commission. This Amendment No. 1 to Form 8-K supersedes in its entirety the Form 8-K filed on January 7, 2025.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 7, 2025, the Company filed a Form 8-K-Item 402 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review (“Original Filing”). The Original Filing related to its Form 10-Q for the quarterly periods ended June 30, 2024 (“Previously Issued Financial Statements”) and the re-pricing of  a private placement previously issued at $1.00 per share for a total of 80,000 shares of common stock. The re-pricing dropped the purchase price to $0.25 per share which resulted in the issuance of 320,000 additional shares of common stock. The Original Filing contemplated the increase in the Company’s net loss for the June 30, 2024 period by $80,000.

After further analysis, on February 14, 2025, the Company concluded that the referenced net loss was not warranted. The Company determined that Accounting Standards Codification (ASC) 505-10-25-2 was appropriate which would indicate that only a non-material reclass between common stock and additional paid in capital for the par value of the shares was required, which would not necessitate a restatement of the financials as presented. As a result, the Company will not be restating the Previously Issued Financial Statements.

The Company’s Chief Financial Officer and Company consultants communicated with the Company’s independent accountant regarding this matter.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple iSports Group, Inc. (Registrant)

/s/ Joe Martinez
Joe Martinez Chief Executive Officer

Date: March 6, 2025

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